VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, D.C. 20549

August 23, 2019

Re:	Invesco DB Multi-Sector Commodity Trust
Invesco	DB Silver Fund

Registration Statement on Form S-1 (Registration Nos. 333-233249 and 333-233249-01)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Invesco DB Multi-Sector Commodity Trust and Invesco DB Silver Fund hereby request acceleration of the effective date of the Registration Statement on Form S-1 (Registration Nos. 333-233249 and 333-233249-01, respectively), so that it becomes effective at 4:00 p.m., Eastern Time, on August 27, 2019, or as soon as practicable thereafter.

Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

By:	*
Name: Daniel Draper
Title: Principal Executive Officer

Invesco DB Silver Fund, a series of Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

By:	*
Name: Daniel Draper
Title: Principal Executive Officer

*By:	/s/ Adam Henkel
Name: Adam Henkel Title: Attorney-in-fact